Exhibit 4.1

SETTLEMENT AGREEMENT

This Settlement Agreement is dated January 18, 2021 (the “Settlement Agreement”), by and between China SXT Pharmaceuticals, Inc. (the “Company”), a British Virgin Islands company, FT Global Capital, Inc. (“FT”), a Georgia company (each, a “Party”, collectively, “Parties”).

WHEREAS the Company and FT are parties to a Placement Agency Agreement dated as of March 1, 2019 (the “Placement Agency Agreement”);

WHEREAS the Company completed a financing on May 2, 2019 (the “PIPE Financing”) and issued a warrant (“2019 PA Warrant”) to purchase 178,997 ordinary shares of the Company on May 2, 2019 to Mr. Ke, pursuant to the Placement Agency Agreement;

WHEREAS FT demanded that the warrant be adjusted or that an additional warrant be issued to Mr. Ke in connection with conversion of the Series A notes issued to the investors in the PIPE Financing;

WHEREAS the parties wish to settle FT’s claim pursuant to the terms set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and other promises contained in this Settlement Agreement, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Company and FT agree as follows:

Section 1. Payment of Settlement Fee.

In consideration for the Mutual Release set forth herein, the Company shall settle FT’s claim through issuance to FT’s designee, Mr. Ke, an additional warrant (the “2021 PA Warrant”) for purchase of 1,000,000 ordinary shares of the Company on the same terms and conditions as the 2019 PA Warrant. (The 2021 PA Warrant is sometimes referred to hereinafter as the “Settlement Fee.”) The 2021 PA Warrant shall be issued pursuant to an exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, within 5 business days of the date of this Settlement Agreement, bearing a customary restrictive legend and subject to customary restrictions upon transfer, attendant to issuances made in reliance on Section 4(a)(2).

Section 2. Mutual Release.

In consideration for the execution, delivery, and full compliance of all terms and conditions of this Settlement Agreement by the Company, and except for the indemnification provision of the Placement Agency Agreement (including the claims-related reimbursement and advancement of expenses covenants that make up a part of the indemnification provision), and the 2019 PA Warrant and the 2021 PA Warrant, each of which will survive this release, FT and its parents, affiliates, officers, and directors hereby forever release the Company and each of its past, current, and future parents, subsidiaries, affiliated entities, and each of their past, current, and future respective directors, officers, trustees, employees, representatives, and agents, and each of its respective successors and assigns from any and all claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, sums of money, attorneys’ fees, costs, damages, arbitrations, or demands, whatsoever, known or unknown, in law or equity, by contract, tort, or pursuant to statute, regulation, or ordinance, which FT now has or has ever had or may have against the Company arising from or in connection with the PIPE Financing and Placement Agency Agreement, including, without limiting the generality of the foregoing, any and all claims of any kind, whether based upon any contract, express or implied, fraud or misrepresentation, defamation, wrongful discharge, impairment of economic opportunity, any breach of duty, or any breach or violation of any federal, state, or local statute or regulation, termination of engagement, equal opportunity, or wage and hour, or the common law of any State.

In consideration for the execution, delivery, and full compliance of all terms and conditions of this Agreement by FT, the Company and its parents, affiliates, officers, and directors hereby forever release FT and each of its past, current, and future parents, subsidiaries, affiliated entities, and each of their past, current, and future respective directors, officers, trustees, employees, representatives, and agents, and each of its respective successors and assigns from any and all claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, sums of money, attorneys’ fees, costs, damages, arbitrations, or demands, whatsoever, known or unknown, in law or equity, by contract, tort, or pursuant to statute, regulation or ordinance, which the Company now has or has ever had or may have against FT arising from or in connection with the PIPE Financing and Placement Agency Agreement, including, without limiting the generality of the foregoing, any and all claims of any kind, or whether based upon any contract, express or implied, fraud or misrepresentation, defamation, wrongful discharge, impairment of economic opportunity, any breach of duty, or any breach or violation of any federal, state or local statute or regulation, termination of engagement, equal opportunity, or wage and hour, or the common law of any State.

By execution of this Settlement Agreement, each Party represents and warrants to the other that no claim that it has, had, might have, or might have had in the past against any other person or entity released hereby, has previously been conveyed, assigned, or in any manner transferred, in whole or in part, to any third party.

Section 3. Confidentiality.

Each Party agrees that the terms of this Settlement Agreement shall be kept confidential and shall not be disclosed to any third party, other than such Party’s legal counsel, or accountant, at any time unless otherwise required by process of law. Moreover, this Settlement Agreement and its terms shall not be used or disclosed in any court, arbitration, or other legal proceeding except to enforce the provisions of this Settlement Agreement. Nothing herein, however, shall prohibit any party or its attorney from responding to any inquiry, or providing testimony, about this settlement or its underlying facts and circumstances by, or before, the Securities and Exchange Commission, FINRA, any other self-regulatory organization, or any other federal or state regulatory authority.

Section 3. Non-Disparagement

FT agrees not to make critical, negative, or disparaging remarks about the Company, including any of its employees, agents, or representatives, or make or solicit any comments, statements, or the like to the media, any local, state, or federal regulatory or other agencies or administrative bodies, or to other firms and/or representatives of other firms that are derogatory or detrimental to the good name or business reputation of the Company, its employees, agents, or representatives, including, but not limited to, comments about any of its products, services, business, sales practices, or other practices.

The Company agrees not to make critical, negative, or disparaging remarks about FT, including any of its employees, agents, or representatives, or make or solicit any comments, statements, or the like to the media, any local, state, or federal regulatory or other agencies or administrative bodies, or to other firms and/or representatives of other firms that are derogatory or detrimental to the good name or business reputation of FT, its employees, agents, or representatives, including, but not limited to, comments about any of its products, services, business, sales practices, or other practice

Section 3. Governing Law.

This Settlement Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. Venue for any dispute shall be the state or federal courts sitting in New York, New York.

Section 4. Counterparts

This Settlement Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Settlement Agreement as of the date first written above.

CHINA SXT PHARMACEUTICALS, INC.		FT GLOBAL CAPITAL, INC

By:		By:
Mr. Feng Zhou
Chief Executive Officer &
Director

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